Exhibit 99.1

IFX Reports Results for Year Ended June 30, 2002

Miami—October 18, 2002

IFX Corporation (“IFX”) (NASDAQ: FUTR, www.ifxcorp.com) reported that net loss decreased to $28.6 million for the fiscal year ended June 30, 2002 from $83.4 million for the fiscal year ended June 30, 2001. Revenues from dedicated line services were approximately $14.5 million for the fiscal year ended June 30, 2002, which represented an increase of approximately 101 percent over the $7.2 million of dedicated line services revenue reported for the fiscal year ended June 30, 2001.

Overall revenues decreased from $32.1 million in fiscal year 2001 to $28.2 million for fiscal year 2002. The overall decrease in revenues is due primarily to decreases in sales to related parties and dial-up revenues. Net loss for the fiscal year ended June 30, 2002 includes a $4.3 million gain resulting from the early extinguishment of an equipment lease obligation and a $4.4 million gain on the sale of investments.

IFX’s gross profit for fiscal year 2002 was $12.6 million, compared to $11.3 million for fiscal year 2001. As a percentage of revenue, gross profit increased to 44.7 percent for the fiscal year ended June 30, 2002, compared to 35.3 percent for the fiscal year ended June 30, 2001. General and administrative expenses decreased 21 percent to $26.9 million for fiscal year 2002 as compared with $34.2 million for fiscal year 2001. As a percentage of total revenues, general and administrative expenses decreased 10.8 percentage points to 95.6% in fiscal year 2002 from 106.4% in fiscal year 2001.

The independent auditors’ report with respect to IFX’s audited consolidated financial statements for the fiscal year ended June 30, 2002 contained an explanatory paragraph relating to IFX’s ability to continue as a going concern.

Shares of IFX’s common stock are currently listed on the Nasdaq SmallCap Market. On October 17, 2002, Nasdaq notified IFX that it is not in compliance with Marketplace Rule 4310(c)(2)(B), which requires IFX to have a minimum of $2,000,000 in net tangible assets or $2,500,000 in stockholders’ equity or a market capitalization of $35,000,000 or $500,000 of net income for the most recently completed fiscal year or two of the three most recently completed fiscal years. Nasdaq staff is reviewing IFX’s eligibility for continued listing on the Nasdaq SmallCap Market and has requested IFX to provide by October 31, 2002, IFX’s specific plan to achieve compliance with the listing requirements. If trading of IFX’s common stock were to be suspended or IFX’s shares were delisted from the Nasdaq system, it would be much more difficult to dispose of common stock or obtain accurate quotations as to the price of the securities. This could also make it more difficult to obtain financing in the future.

Select information from IFX’s consolidated statements of operations for the fiscal years 2002 and 2001 follows:

			% change
	6/30/2002	6/30/2001	2002 Vs 2001
REVENUES :
Dedicated line services	$14,483,000	$7,188,900	101%
Dial-up services	3,704,500	7,172,500	-48%
Web hosting and design services	1,167,100	1,283,600	-9%
Sales to related party	7,205,000	13,842,700	-48%
Other	1,591,500	2,634,100	-40%

Total revenues	28,151,100	32,121,800	-12%
Cost of revenues	15,558,100	20,796,900	-25%

Gross Profit	12,593,000	11,324,900	11%
OPERATING EXPENSES:
General and administrative	26,926,400	34,180,600	21%
Sales and marketing	1,525,800	3,547,200	57%
Depreciation and amortization	11,493,400	17,093,800	33%
Impairment of long-lived assets	3,229,700	10,919,100	70%

Total operating expenses	43,175,300	65,740,700	34%

Operating loss from continuing operations	(30,582,300)	(54,415,800)	44%
OTHER INCOME (EXPENSE):
Interest income	93,500	614,100	-85%
Interest expense	(2,051,300)	(1,918,400)	-7%
Gain (loss) on sale of investments	4,426,700	(2,505,700)	277%
Equity in net loss of investees	(858,400)	(3,181,400)	73%
Impairment on equity investment	(1,672,100)	—	NA
Gain on sale of subsidiary	526,700	—	NA
Gain on early extinguishment of debt	4,324,700	—	NA
Other, net	(1,029,900)	(1,307,300)	21%

Total other income (expense), net	3,759,900	(8,298,700)	145%

Loss from continuing operations before income tax benefit	(26,822,400)	(62,714,500)	57%
Income tax benefit	778,900	1,525,800	-49%

Loss from continuing operations	(26,043,500)	(61,188,700)	57%
Income from discontinued operations, net of income taxes	1,446,400	2,833,500	-49%

Net loss	(24,597,100)	(58,355,200)	58%
Deemed dividends to preferred stockholders	(4,035,300)	(25,000,000)	84%

Net loss available to common stockholders	$(28,632,400)	$(83,355,200)	66%

IFX Corporation (“IFX”) (Nasdaq: FUTR; www.ifxcorp.com) is a continent-wide Network Service Provider. The Company’s operations are headquartered in Miami Lakes, Florida. IFX operates a pan-regional Internet Protocol network that is marketed under the IFX Networks brand name, provides Internet network connectivity and offers a broad range of value-added services to multinationals, Internet Service Providers, telecommunications carriers and small to medium-sized businesses in Latin America. Although the Company’s primary focus is to pursue multinational businesses, carriers and small to medium-sized businesses in Latin America, the Company continues to provide consumer Internet products and services.

IFX offers network solutions that include region-wide wholesale and private label Internet access, dedicated fixed wireline and wireless Internet access, unlimited dial-up roaming access to IFX Network’s POPs throughout the Latin American region, web design, web-hosting and co-location, dial-up local area network, or LAN services, and virtual private network, or VPN services, and full technical support.

This news release contains forward-looking statements which are subject to certain risks and uncertainties that could cause actual events or results to differ materially from those indicated from such forward-looking statements. The potential risk factors include, among others, IFX’s limited operating history and experience in the Internet network business, IFX’s ability to attract significant additional financing and continue to incur losses and negative cash flow from operations, and risk associated with international expansion, especially in Latin America. In addition, the auditors’ report on IFX’s June 30, 2002 consolidated financial statements contained an explanatory paragraph relating to IFX’s ability to continue as a going concern and Nasdaq staff has advised IFX that it is reviewing IFX’s eligibility for continued listing on the Nasdaq SmallCap Market. Additional risk factors that could affect IFX’s financial results are set forth in IFX’s reports and documents filed from time to time with the Securities and Exchange Commission.

For more information:

IFX Corporation
Joel Eidelstein
President
Tel: (305) 512-1100